                                                                   Exhibit 10.33

Separation Agreement, dated as of August 17, 1999, between Memry Corporation and William H. Morton.

                             SEPARATION  AGREEMENT

     This separation agreement (this "Agreement") dated as of this 17th day of August, 1999, by and between Memry Corporation, a Delaware corporation (the "Company"), and William H. Morton, Jr. ("Morton"), residing at 6 Hunting Ridge Lane, Wilton, Connecticut 06897.

                             W I T N E S S E T H :

     WHEREAS, the Company employed Morton as its Senior Vice President and Chief Operating Officer on or about November 7, 1995 pursuant to the terms set forth in an Employment Agreement between the Company and Morton dated as of such date (the "Employment Agreement"); and

     WHEREAS, the parties did not intend to renew the Employment Agreement for an additional term beyond the next anniversary date of the Employment Agreement; and

     WHEREAS, without any admission of liability to each other, the Company and Morton have determined to (i) resolve all disputed matters between them, (ii) terminate the Employment Agreement, except for the covenants made by Morton under Section 4 thereof, which covenants, except as otherwise specifically in
Section 1(a) of this Agreement, shall survive termination of the Employment Agreement, (iii) modify the terms of certain equity interests of Morton or his affiliates in the Company and otherwise provide for certain transitional matters, and (iv) with the exception of the continuing obligations under Section 4 of the Employment Agreement, release all claims, of whatever nature, known or unknown, that each may have against the other as of the effective date of the releases executed under the terms of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and in consideration of the mutual covenants, agreements and releases contained herein, and for other good and valuable consideration, the receipt and sufficiency of which the parties hereto hereby acknowledge, the Company and Morton hereby agree as follows:

     1.  Termination of Employment Agreement.
         -----------------------------------

     (a) Effective as of July 16, 1999 (the "Effective Date"), the Employment Agreement is terminated, except that the covenants of Morton set forth in
Section 4 thereof, and the Company's rights and remedies thereunder, shall survive, provided that (i) notwithstanding Section 4(a)(ii) of the Employment Agreement, Morton shall be entitled to solicit business from former or existing customers of the "Affiliated Companies" (as defined in the Employment Agreement) provided that the business for which such customers are being solicited is not in any way in competition with the businesses of the Affiliated Companies, and
(ii) Section 4(a)(iii) of the Employment Agreement shall not apply to Ms. Katie Terhune. The two year period referred to in Section 4(a) of the Employment Agreement shall commence on the Effective Date.

Effective as of the Effective Date, Morton also hereby resigns from all positions held by him with the Company or any of its subsidiaries (together with the Company, the "Company Related Entities"), including, without limitation, his positions as Senior Vice President and Chief Operating Officer of the Company, provided that Morton shall remain an employee of the Company during the Transition Period (as defined below) solely for purposes of facilitating the performance by the Company of its obligations to Morton under Sections 2 and 3 of this Agreement. Notwithstanding anything herein to the contrary, Morton shall not be considered an employee of the Company for any purpose immediately following the last day of the Transition Period. The Company hereby accepts Morton's resignation from the aforesaid positions. Subject to compliance with the provisions of Section 4 of the Employment Agreement, and further subject to the proviso set forth in the second sentence of Section 2(h) of this Agreement, Morton may otherwise become employed during the Transition Period without diminishing the Company's obligations under this Agreement.

     (b) During the Transition Period, Morton will not be required to perform any services on behalf of, or devote any time to, the Company Related Entities, provided that nothing herein is intended to preclude the performance by Morton of special projects (or "piece work") on behalf of one or more of the Company Related Entities on such terms as may be mutually negotiated between the Company and Morton from time to time. From and after the Effective Date, neither Morton nor any of the Company Related Entities will use any title in describing Morton's relationship to the Company Related Entities, Morton will not have any authority to act for, or on behalf of, any of the Company Related Entities, and Morton will not hold himself out as having any such authority.

     2.  Payments/Benefits.
         -----------------

     (a) Upon the execution and delivery of this Agreement, the Company shall issue to Morton a check in the gross amount of $61,340.58 (but subject to applicable withholding requirements), which shall constitute payment in full of
(i) $28,800, representing the full unpaid portion of Morton's incentive bonus award made with respect to the Company's fiscal year ended June 30, 1998, (ii) $19,546.53, representing all accrued, but unpaid vacation through the Effective Date, and (iii) $12,994.05, representing all accrued, but unpaid sick time through the Effective Date.

     (b) During the period commencing as of the Effective Date and ending on December 31, 2001 (the "Transition Period"), the Company will continue to pay Morton an annual base salary at the rate of $206,000 per annum (the "Base Amount"), reduced by the cash value of any Legal Benefits (as defined in Section 2(g) below), if any, as reasonably determined by the Company. Such salary shall be payable in the same intervals as payments of base salary are made to other employees of the Company. The Base Amount shall not be subject to adjustment during the Transition Period.

     (c) During the Transition Period, Morton will be eligible to participate in the following employee benefit and perquisite programs in which he was eligible to participate as of immediately prior to the Effective Date, and that continue to be maintained by the Company for the benefit of its executive employees:

         (i)    Medical insurance
         (ii)   Dental insurance
         (iii)  Life and disability (short-term and long-term) insurance
         (iv)   401K (company contributions are discretionary)

     (d) During the Transition Period, Morton will continue to receive a car allowance in like manner to that in effect immediately prior to the Effective Date.

     (e) The Company shall pay to Morton an amount equal to eighty percent (80%) of the amount of any incentive bonus award that may be granted by the Board of Directors to the Chief Executive Officer of the Company with respect to the Company's fiscal year ended June 30, 1999. Any such amount shall be paid to Morton concurrently with the payment of the bonus award to the CEO. Morton acknowledges, agrees and confirms, however, that he has been given no assurances as to whether an incentive bonus award will be granted to the CEO for fiscal 1999, and nothing in this Agreement or otherwise shall impose any obligation on the Company to cause any such award to be granted or to give special consideration thereto.

     (f) The Company shall reimburse Morton for up to, but not exceeding, $15,000 of such expenses that Morton may incur for the removal and storage of office furniture or other items that Morton had provided to the Company on a temporary basis, outplacement services and such other expenses which Morton may incur in connection with his transition from employment with the Company. Such reimbursement shall be subject to furnishing appropriate documentation in form and substance reasonably satisfactory to the Company. Morton shall bear any and all such expenses to the extent they exceed $15,000.

     (g) Notwithstanding anything to the contrary herein, except to the extent required by law or as otherwise expressly provided in Sections 2 and 3 of this Agreement, Morton shall not be entitled (i) to participate in, or to receive any future awards under, any bonus, profit-sharing, stock option or other incentive program now or hereafter maintained by the Company or (ii) to any vacation, sick time, personal time or any holiday or other benefits pertaining to permitted absences from the Company with respect to any period after the Effective Date, or to any payments in lieu thereof. To the extent that any of the foregoing are required to be provided pursuant to applicable law, they are herein referred to as "Legal Benefits".

     (h) All amounts payable under this Agreement shall be subject to applicable withholding requirements under federal and state law. Otherwise, all amounts payable hereunder to Morton shall be payable without any right of set-off (including, without limitation, on the basis of any alleged breach by Morton of the covenants concerning non-disparagement set forth in Section 5(a) of this Agreement) or claim to mitigation of damages, provided that nothing herein shall obligate the Company to act in a manner which is contrary to law or the terms and provisions of its employee benefit plans. In the event, however, that (i) the Company is precluded by applicable law or the provisions of its employee benefit plans from providing a benefit which is contemplated to be provided by the Company to Morton hereunder (a "Precluded Benefit"), and (ii) Morton has not, by means of alternative employment, theretofore become entitled to receipt of a substantially comparable benefit from another third party, then, in lieu of the provision of such Precluded Benefit, the Company shall pay Morton an amount equal to the additional out-of-pocket costs that the Company would have incurred in providing such Precluded Benefit to Morton for the remainder of the Transition Period, had it not been precluded from doing so, such amount to be paid in installments at intervals no less frequent than when such costs would have been paid by the Company in accordance with the provisions of the applicable plan. In the event of Morton's death or disability prior to the expiration of the Transition Period, all amounts payable hereunder to Morton shall, to the extent permitted by law, continue to be paid for the remainder of the Transition Period to his spouse, Dawn M. Morton ("DMM"), or, if DMM is then or thereafter becomes deceased, to Morton's estate.

     3.  Adjustment of Equity Interests.
         ------------------------------

     (a) The parties acknowledge and confirm that all unexercised options to purchase shares of the Company's common stock, par value $.01 per share ("Common Stock"), which have been granted by the Company to Morton and which remain unexercised as of the Effective Date are accurately listed on Exhibit A attached hereto. Upon the execution and delivery of this Agreement, it is hereby agreed that:

         (i) All incentive stock options issued to Morton at an exercise price of $4.00 per share, heretofore entitling Morton to purchase a total of 90,000 shares of Common Stock, are hereby canceled. All remaining stock options held by Morton shall become fully vested and immediately exercisable as of the Effective Date, notwithstanding any terms of the agreements evidencing such options to the contrary.

         (ii) The Company and Morton shall enter into a Stock Option Agreement in substantially the form of Exhibit B attached hereto (the "Option Agreement"), pursuant to which Morton shall be granted non-qualified options under the Memry Corporation Stock Option Plan (the "Plan"), effective as of the Effective Date, to purchase 90,000 shares of Common Stock at an exercise price of $1.68 per share, exercisable for a period of five years. The Company represents and warrants that Morton is qualified to receive such options under the Plan, and as provided for in the Option Agreement, and Morton shall be deemed to have relied upon such representation should it, nonetheless, later be determined that Morton was not so qualified.

     (b) Upon execution and delivery of this Agreement, Warrant Certificate No. 96-5 (the "Warrant"; defined terms used in this Section 3(b) and not otherwise defined have the meanings given to such terms in the Warrant), previously issued by the Company to DMM, and entitling

DMM to purchase 18,000 shares of Common Stock at an Exercise Price (subject to adjustment as provided therein) of $1.50 per share, is hereby amended as follows:

         (i) The Final Exercise Date (as defined in the Warrant) is hereby extended from July 16, 1999 to July 16, 2000.

         (ii) Notwithstanding any provision of the Warrant to the contrary, if the fair market value of one share of Common Stock on the date of exercise is greater than the Exercise Price on such date, then in lieu of exercising the Warrant for cash, the holder may elect to receive shares of Common Stock equal to the value (as determined below) of the Warrant (or the portion thereof being canceled) by surrender of the Warrant (or the portion thereof being canceled) to the Company together with notice of exercise indicating such election, in which event the Company shall issue to the holder a number of shares of Common Stock computed using the following formula:

     X  =     Y(A-B)
              ------
                 A

     Where    X  =  the number of shares of Common Stock to be issued to the holder;

              Y  =  the number of shares of Common Stock purchasable under the
                    Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation);

              A  =  the fair market value of one share of  Common Stock (at the date of such calculation); and

              B  =  Exercise Price (as adjusted to the date of such
                    calculation).

For purposes of the above calculation, the fair market value of one share of Common Stock on any day shall be determined as follows: (i) if the Common Stock is listed on a national securities exchange or quoted through the NASDAQ National Market System, the fair market value shall be the average of the high and low reported Consolidated Trading sales prices, or if no such sale is made on such day, the average of the closing bid and asked prices reported on the Consolidated Trading listing for such day; (ii) if the Common Stock is quoted on the NASDAQ inter-dealer quotation system, the fair market value shall be the average of the representative bid and asked prices at the close of business for such day; (iii) if the Common Stock is not listed on a national stock exchange or quoted on NASDAQ, the fair market value shall be the average of the high bid and low asked prices reported by the National Quotation Bureau, Inc. for such day; and (iv) if none of the foregoing apply, the fair market value of the Common Stock shall be determined by the Board of Directors in good faith. If pricing information is not available for the date of exercise, fair market value shall be determined on the basis of such information for the immediately preceding day on which it is available.

     4.  Letter of Recommendation.
         ------------------------

     Upon Morton's request from time to time, the Company shall deliver a letter of recommendation in substantially the form of Exhibit C attached hereto.

     5.   Non-Disparagement
          -----------------

          (a) The Company: Morton agrees that he will not make any statements or
              -----------
     claims, initiate any proceedings or take any actions either directly or indirectly, or through third parties, which demean, detract, criticize or otherwise cast any of the Company Related Entities in an unfavorable light in the eyes of their customers, suppliers, employees, consultants or any other persons, or which could adversely affect the morale of any employee of a Company Related Entity, or which interfere with a Company Related Entity's contractual relationships with its customers, suppliers, employees or consultants, or which otherwise disparage or defame the goodwill or reputation of a Company Related Entity or any of its officers, directors or employees.

          (b) Morton: Each of the Company Related Entities agrees that neither
              ------
     it nor any of its authorized representatives will make any statements or claims, initiate any proceedings or take any actions either directly or indirectly, or through third parties, which demean, detract, criticize or otherwise cast Morton in an unfavorable light in the eyes of any other persons, or which otherwise disparage or defame the reputation of Morton.

     6.  Public Announcements.
         --------------------

     Each of the Company and Morton shall consult and cooperate with the other prior to issuing any press release or otherwise making any public statements to the press or any third party regarding this Agreement or the transactions contemplated hereby, provided that nothing herein shall prohibit the Company from (i) making such disclosures as are required by law, including, without limitation, pursuant to applicable reporting requirements under federal and state securities laws or (ii) from releasing a press release in substantially the form of Exhibit D attached hereto .

     7.  Releases.
         --------

     This Agreement is subject to the execution and effectiveness of the releases attached as Exhibits E (the "Memry Release") and F (the "Morton Release") attached hereto. Provided the Company has complied with its obligations under this Agreement, Morton (or his heirs, legal representatives or assigns) further agree to execute a release in substantially the same form as the Morton Release upon termination of the Transition Period.

     8.   Successors and Assigns
          ----------------------

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and representatives.

     9.   Counterparts
          ------------

     This Agreement may be executed in any number of counterparts, each of which shall constitute an original but both of which, when taken together, shall constitute one and the same instrument.

     10.  Severability
          ------------

     In the event any one or more of the provisions contained in this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

     11.  Miscellaneous
          -------------

          (a) This Agreement, and any releases or other documents executed and delivered in connection with any of the foregoing, may only be modified, terminated or waived by a writing signed by the party against whom enforcement of such modification, termination or waiver is sought. Any such waiver shall be limited to the specific matter or item waived.

          (b) Any delay or omission in the enforcement of any right or remedy arising under this Agreement and any releases or other documents executed and delivered in connection with any of the foregoing, shall not be deemed a waiver of such right or remedy.

          (c) This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut without regard to principles of conflict of laws thereunder. Any claim or dispute between the parties arising out of or in connection with this Agreement or any alleged breach hereof shall be finally settled by arbitration under the Employment Arbitration Rules of the American Arbitration Association (provided that notwithstanding any such Rules to the contrary, the reasonable attorneys fees of the prevailing party shall be paid by the other party), and judgment upon the award rendered by the Arbitrator may be rendered in any court having jurisdiction over it. There shall be one arbitrator of any such arbitration. The arbitration shall be held in Fairfield County, Connecticut. The parties shall endeavor to agree on the selection of an arbitrator, but if no agreement has been reached within ten (10) days of one party's request for an arbitration, the arbitrator shall be selected by
     the American Arbitration Association.   The foregoing provisions of this
     Section 11(c) shall not preclude an action in court by either party for injunctive relief, nor shall it be construed to limit or restrict in any manner the Company's rights and remedies under Section 4 of the Employment Agreement.

          (d) This Agreement, together with any other document executed in connection with this Agreement, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all oral statements, conversations and correspondence and is intended by the parties hereto to be the final expression of their agreement on all terms and conditions set forth herein and therein.

          (e) The statements contained in the Recital section of this Agreement are stipulated by the parties to be true and correct.

          (f) All exhibits hereto shall be a part of this Agreement.

          (g) This Agreement shall not be enforced against and shall not be binding upon any party to this Agreement unless and until this Agreement has been signed by all parties to this Agreement.

          (h) If at any time after the date hereof any further action is necessary or desirable to carry out the purposes of this Agreement, each party hereto will take such further action (including the execution and delivery of such further instruments and documents) as the other party may reasonably request, all at the sole cost and expense of the requesting party.

          (i) Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

                  (remainder of page intentionally left blank)

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first written above.


WITNESS:                                 MEMRY CORPORATION


/s/ Mark Toma                            By:/s/ James G.Binch
------------------------                    -------------------------
                                             James G. Binch
                                             Chairman
/s/ Karen Terhune
-----------------------


/s/ Mark Toma                            /s/ William H. Morton, Jr.
-----------------------                  --------------------------
                                         William H. Morton, Jr.

/s/ Karen Terhune
----------------------

                                ACKNOWLEDGMENTS

STATE OF CONNECTICUT)
                    :  ss:
COUNTY OF FAIRFIELD )


     On this the 17th day of August, 1999, before me, the undersigned officer, personally appeared James G. Binch, who acknowledged himself to be the Chairman of Memry Corporation, a Delaware corporation (the "Corporation"), and that he as such Chairman, being authorized to do so, executed the foregoing instrument for the purposes therein contained, by signing the name of the Company by himself as its Chairman.


     In witness whereof, I have hereunto set my hand.

                              Karen L. Terhune
                              ----------------------------------------
                              Notary Public

                              My Commission Expires: June 30, 2001

STATE OF CONNECTICUT)
                    : ss:
COUNTY OF FAIRFIELD )


     On this 17th day of August, 1999, before me, the undersigned officer, personally appeared William H. Morton, Jr., known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument and acknowledged that he has executed the same for the purposes therein contained and acknowledged the same to be his free act and deed.

     In witness whereof, I have hereunto set my hand.


                              Karen L. Terhune
                              -------------------------------------
                              Notary Public


                              My Commission Expires: June 30, 2001

                                                                       EXHIBIT A


Plan                  #          Price       Date of Grant
----               -------       -----       -------------

     Old*          125,000       $0.90           9/7/95
     Old             5,000       $1.78          12/5/96
     New**          40,000       $4.00           2/2/98
     New            50,000       $4.00           6/1/98

______________

*Memry Corporation Stock Option Plan

**Memry Corporation 1997 Long-Term Incentive Plan

                                                                       EXHIBIT B


                                                  NONTRANSFERABLE NON-QUALIFIED
                                             STOCK OPTION AGREEMENT dated as of
                                             July 16, 1999, between Memry
                                             Corporation, a Delaware corporation
                                             (the "Company"), and William H.
                                             Morton, Jr. (the "Optionee", which
                                             term as used herein shall be deemed
                                             to include any successor to the
                                             Optionee by will or by the laws of
                                             descent and distribution, unless
                                             the context shall otherwise
                                             require).


     Pursuant to the Company's 1997 Long-Term Incentive Plan, as amended (as so amended, the "Plan"), the Company, acting through the Compensation Committee of its Board of Directors (the "Committee"), approved the issuance to the Optionee, effective as of the date set forth above, of a non-qualified stock option to purchase up to an aggregate of 90,000 shares of Common Stock, $.01 par value, of the Company (the "Common Stock"), at the price (the "Option Price") of $1.68 per share, upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual premises and undertakings hereinafter set forth, the parties hereto agree as follows:

     1.  Option; Option Price.  On behalf of the Company, the Committee hereby
         --------------------
grants to the Optionee the option (the "Option") to purchase, subject to the terms and conditions of this Agreement and the Plan (which are incorporated by reference herein and which in all cases shall control in the event of any conflict with the terms, definitions and provisions of this Agreement), 90,000 shares of Common Stock of the Company at an exercise price per share equal to the Option Price, which Option is not intended to qualify for federal income tax purposes as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). A copy of the Plan as in effect on the date hereof has been supplied to the Optionee, and the Optionee hereby acknowledges receipt thereof.

     2.  Term.  The term (the "Option Term") of the Option shall commence on the
         ----
date of this Agreement and shall expire on the fifth anniversary of the date of this Agreement, unless such Option shall theretofore have been terminated in accordance with the terms hereof or of the Plan.

     3.  Time of Exercise.  The Option may be exercised, in whole or in part, at
         ----------------
any time during the term hereof.

     4.  Termination of Option.  The unexercised portion of the Option (which
         ---------------------
portion was otherwise exercisable on the date of termination) (the "Unexercised Portion") shall automatically terminate and shall become null and void and be of no further force or effect upon the first to occur of the following:

          (i)    the expiration of the Option Term; and

          (ii) except to the extent permitted by Section 10(f) of the Plan, the date on which the Option or any part thereof or right or privilege relating thereto is transferred (otherwise than by will or the laws of descent and distribution), assigned, pledged, hypothecated, attached or otherwise disposed of by the Optionee.

     5.   Procedure for Exercise.    The Option may be exercised, from time to
          ----------------------
time, in whole or in part (but for the purchase of whole shares only), by delivery of a written notice (the "Notice") from the Optionee to the Secretary of the Company, which Notice shall:

          (i)    state that the Optionee elects to exercise the Option;

          (ii) state the number of shares of Common Stock with respect to which the Option is being exercised (the "Optioned Shares");

          (iii)  state the method of payment for the Optioned Shares pursuant to
     Section 5(b) hereof;

          (iv) state the date upon which the Optionee desires to consummate the purchase of the Optioned Shares (which date must be prior to the termination of such Option and no later than 30 days from the delivery of such Notice);

          (v)    include any representations of the Optionee required under
     Section 8(b) hereof; and

          (vi) if the Option shall be exercised pursuant to Section 10 hereof by any person other than the Optionee, include evidence to the satisfaction of the Committee of the right of such person to exercise the Option.

     (b) Payment of the Option Price for the Optioned Shares shall be made (i) in cash or by personal or certified check, (ii) by delivery of stock certificates (in negotiable form) representing shares of Common Stock that have been owned of record by the Optionee for at least six months prior to the date of exercise and that have a Fair Market Value on the date of exercise equal to the product of (A) the number of Optioned Shares which are being purchased pursuant to the exercise of such Option, multiplied by (B) the applicable Option Price, (iii) a combination of either of the methods set forth in clauses (i) and
(ii) above, (iv) (A) by arrangements which are acceptable to the Committee and as permitted by applicable law whereby the Optionee relinquishes a portion of the Option, or (B) in compliance with any other cashless exercise program authorized by the Committee for use in connection with the Plan at the time of such exercise, or (v) in such other consideration as shall be acceptable to the Committee. For the purpose of the preceding clause
(iv)(A), the fair market value of the portion of the Option that is relinquished shall be the Fair Market Value at the time of exercise of the number of Optioned Shares subject to the portion of the Option that is relinquished less the aggregate Option price specified in the Option with respect to such Optioned Shares.

     (c) The Company shall issue a stock certificate in the name of the Optionee (or such other person exercising the Option in accordance with the provisions of Section 10 hereof) for the Optioned Shares as soon as practicable after receipt of the Notice and payment of the aggregate Option Price for such shares.

     6.  No Rights as a Stockholder.  The Optionee shall not have any privileges
         --------------------------
of a stockholder of the Company with respect to any Optioned Shares until the date of issuance of a stock certificate pursuant to Section 5(c) hereof.

     7.  Adjustments.  If the outstanding shares of Common Stock of the Company
         -----------
are increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, sale of all of substantially all of the property of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Common Stock or other securities, then an appropriate and proportionate adjustment shall be made in (i) the number and kind of shares or other securities subject to the Option and (ii) the price for each share or other unit of any other securities subject to the Option without change in the aggregate purchase price or value as to which such Option remains exercisable or subject to restrictions. Any adjustment under this Section 7 shall be made by the Company's Board of Directors, whose determination as to what adjustments shall be made and the extent thereof will be final, binding and conclusive. No fractional interests will be issued under the Plan resulting from any such adjustment.

     8.  Additional Provisions Related to Exercise.   (a) The Option shall be
         -----------------------------------------
exercisable only on such date or dates and during such period and for such number of shares of Common Stock as are set forth in this Agreement.

         (b) To exercise the Option, the Optionee shall follow the procedures set forth in Section 5 hereof. Unless at the time of exercise of the Option there shall be, in the opinion of counsel for the Company, a valid and effective registration statement under the Securities Act of 1933 (the "'33 Act") and appropriate qualification and registration under applicable state securities laws relating to the Optioned Shares being acquired pursuant to the Option, the Optionee shall be required, upon exercise of the Option, to give to the Company a written representation, in a form reasonably satisfactory to the Company, that he or she is acquiring the Optioned Shares for his or her own account for investment and not with a view to, or for sale in connection with, the resale or distribution of any such shares. The Optionee shall be further required to agree that he or she will not sell or transfer any Optioned Shares acquired pursuant to exercise of the Option until he or she requests and receives an opinion of the Company's counsel to the effect that such proposed sale or transfer will not result in a violation of the '33 Act, or a registration statement covering the sale or transfer of the shares has been declared effective by the Securities and Exchange Commission, or he or she obtains a no-action letter from the Securities and Exchange Commission with respect to the proposed transfer.

          (c) Stock certificates representing shares of Common Stock acquired upon the exercise of the Option that have not been registered under the Securities Act shall bear the following legend:

     THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY THAT SUCH SALE, OFFER FOR SALE, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION DOES NOT VIOLATE THE PROVISIONS OF SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

     9.   No Evidence of Employment or Service.  Nothing contained in the Plan
          ------------------------------------
or this Agreement shall confer upon the Optionee any right to continue in the employ of a Participating Company or interfere in any way with the right of a Participating Company (subject to the terms of any separate agreement to the contrary) to terminate the Optionee's employment or to increase or decrease the Optionee's compensation at any time.

     10.  Restriction on Transfer.  The Option may not be transferred, pledged,
          -----------------------
assigned, hypothecated or otherwise disposed of in any way by the Optionee, except by will or by the laws of descent and distribution or as may otherwise be required by law, and may be exercised during the lifetime of the Optionee only by the Optionee. If the Optionee dies, the Option shall thereafter be exercisable, during the period specified in Section 4(a)(ii) hereof, by his or her executors or administrators to the full extent to which the Option was exercisable by the Optionee at the time of his or her death. The Option shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

     11.  Disqualifying Dispositions; Taxes.  Whenever shares of Common Stock
          ---------------------------------
are to be delivered to the Optionee upon exercise of the Option, the Company shall be entitled to require as a condition of delivery that the Optionee remit or, in appropriate cases, agree to remit when due, an amount sufficient to satisfy all current or estimated future federal, state and local withholding tax and employment tax requirements relating thereto; provided, however, if such
                                                  --------  -------
funds are not so
remitted to the Company and at such time the Optionee is an Employee of a Participating Company, the Company may withhold such portion of the Optionee's salary as is equal to the amount of such tax requirements.

     12.  Notices.  All notices or other communications which are required or
          -------
permitted hereunder shall be in writing and sufficient if (i) personally delivered, (ii) sent by nationally-recognized overnight courier or (iii) sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

               If to the Optionee, to the address set forth on the signature page hereto; and

               If to the Company, to:

               Memry Corporation
               57 Commerce Drive
               Brookfield, Connecticut  06804
               Attention:  Secretary;

or to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith. Any such communication shall be deemed to have been given (i) when delivered, if personally delivered or if sent by nationally-recognized overnight courier, and
(ii) on the third Business Day (as hereinafter defined) following the date on which the piece of mail containing such communication is posted, if sent by mail. As used herein, "Business Day" means a day that is not a Saturday, Sunday or a day on which banking institutions in the city to which the notice or communication is to be sent are not required to be open.

     13.  No Waiver.  No waiver of any breach or condition of this Agreement
          ---------
shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

     14.  Optionee Undertaking.  The Optionee hereby agrees to take whatever
          --------------------
additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Optionee pursuant to the express provisions of this Agreement.

     15.  Modification of Rights.  The rights of the Optionee are subject to
          ----------------------
modification and termination in certain events as provided in this Agreement and the Plan.

     16.  Governing Law.  This Agreement shall be governed by, and construed in
          -------------
accordance with, the laws of the State of Delaware applicable to contracts made and to be wholly performed therein.

     17.  Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, each
of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     18.  Entire Agreement.  This Agreement and the Plan constitute the entire
          ----------------
agreement between the parties with respect to the subject matter hereof, and supersede all previously written or oral negotiations, commitments, representations and agreements with respect thereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Nontransferable Incentive Stock Option Agreement as of the date first written above.

                         MEMRY CORPORATION


                         By:______________________________
                             Name:
                             Title:


                         Optionee:


                         ______________________________
                             Name:  William H. Morton, Jr.
                                  -------------------------
                             Address:  ______________________
                                       ______________________
                                       ______________________

                                                                       EXHIBIT C

                            To Whom It May Concern:

     The purpose of this letter is to provide insight into and a recommendation of Mr. William H. (Bill) Morton, Jr., formerly Senior Vice President and Chief Operating Officer of Memry Corporation from November 1995 until July 1999.

     At a time when Memry Corporation was an underfunded, struggling technology-based company with operations in Brookfield, Connecticut and Worcester, Massachusetts, Bill joined the CEO with a view to helping create a disciplined, well-structured operating entity. For nearly a year prior to his official joining of the Company, Bill provided valuable hands on assistance expediting projects and providing management counsel to the Company's operating management. Upon officially joining and during the next three and one half years, the Company divested its Massachusetts operations, and quadrupled its core business through a major West Coast acquisition, a small European acquisition and a product line acquisition for the Connecticut operations. From a headcount perspective, the core business grew from fewer than 18 people to more than 130, and in revenues from approximately one million to more than nineteen million.

     Bill Morton's contributions to these changes were many and varied, from leading the divestiture of the Massachusetts business and related 100 year old real estate, to assisting in the retention of key employees during the West Coast acquisition effort, to negotiating, completing and integrating the product line acquisition in Connecticut during early 1999. In addition, Bill provided much needed organizational discipline throughout the Company as it struggled to accommodate such rapid growth.

     Bill's strengths are best described as his ability to leave no stone unturned in the search for greater efficiency, lowered cost, accountability and an orderly structure. These skills are most valuable in a company undergoing rapid transformation, turnaround, or lacking in organizational discipline.

     As his Chief Executive Officer, Bill became my right hand for all manner of daily activities largely because I knew that few if any items would fall through the cracks. Bill is a tireless worker, dedicated to the business tasks at hand, and possessed of very high integrity.

                              Sincerely,


                              James G. Binch

                                                                       EXHIBIT D

                Memry Corporation Announces Management Changes

July 27, 1999 - Brookfield, CT - Memry Corporation (MRMY on the OTC Bulletin Board(TM)) today announced that at its July Board of Directors meeting, Mr. Robert J. Thatcher was elected a member of the Board of Directors President and Chief Operating Officer of the Company. In addition, Mr. Robert P. Belcher joins the Company as Vice President, Chief Financial Officer and Corporate Secretary, replacing Mr. Tom Carey who resigned for personal reasons effective July 16, 1999.

Mr. Thatcher joined Memry as Corporate Vice President of worldwide sales and marketing in March of this year. Immediately prior to joining Memry Mr. Thatcher had served as General Manager of Medtronic InStent from October 1997 until its sale to IntraTheraputics in December 1998. From 1996 until his appointment as General Manager, Bob served as Director of Sales and Marketing, prior to which he had served as Director of Business Development and Marketing for Medtronic's Neurological Division. From 1989 to 1994 Bob held increasingly responsible sales and marketing positions with Schneider (USA), Inc. in their Cardiology and Peripheral Divisions. Mr. Thatcher holds a BS degree from the University of Florida and an MBA degree from Rollins College.

Prior to joining Memry, Mr. Belcher served as Chief Financial Officer for Andersen group, Inc. and Eatwell Enterprises, as well as Managing Director, Associated Asset Management Inc. from 1996 to present. From 1994 to 1996 Bob served as a Principal of Booz, Allen & Hamilton in their New York office. From 1988 to 1994 he was Executive Vice President of Trinity Capital Corporation, a privately held merchant banking business based in Stamford, Ct. From 1981 until 1988 Mr. Belcher served in a variety of senior staff positions with Combustion Engineering, including corporate vice president Operations Consulting and corporate vice president Strategic Planning. His experience with Combustion Engineering, as well as with Kendall Company's Hospital Products Division, involved numerous manufacturing, cost studies, budget development and control, as well as information systems development, which are all directly relevant to the present and future needs of Memry Corporation. Mr. Belcher received his BA and MA in Economics from Vanderbilt University and his MBA with high distinction from the Harvard Business School. In addition, he served in the U.S. Navy as a Duty Supply Officer from 1971 to 1974.

The above changes are part of a far-reaching organizational realignment of the company. According to James Binch, Memry's Chairman and CEO, "As Memry's core business continues its shift into support of the medical device and equipment industry on the one hand, and the need for manufacturing excellence continues unabated, we have added essential strength to our management team. Bill Morton, whose assistance to the company has been invaluable, will be on special assignment during our transition. With these changes as well as a refocusing of our manufacturing operations, we are simultaneously reducing overhead and dramatically strengthening our leadership as we prepare for renewed growth in our rapidly developing markets."

Memry Corporation, with operating facilities in Connecticut, California and Belgium, is an advanced material company engaged in the design, development and manufacture of various medical and industrial materials and components utilizing primarily shape memory alloys. Through the production of nickel titanium strip, wire and tubing and technical expertise in the forming and assembly of these materials. Memry produces such products as laparoscopic surgical assemblies, medical stent materials and components, cellular telephone antennae components and various high performance values.

                                                                       EXHIBIT E

                                    RELEASE

          For and in consideration of the execution of the Separation Agreement by and between Memry Corporation (the "Company") and William H. Morton, Jr. dated as _________ __, 1999 (the "Agreement"), the execution and delivery of the Morton Release (as defined in the Agreement), the payments, mutual agreements and obligations contained therein, and for other good and adequate consideration, the receipt and sufficiency of which is hereby acknowledged:

     1. The Company and its successors and assigns (collectively, the "Releasor"), hereby releases and forever discharges William H. Morton, Jr. ("Morton"), and his successors and assigns (collectively, the "Releasee"), from any and all claims, counterclaims, demands, debts, actions, causes of action, suits, losses, damages or liabilities of any nature whatsoever, whether known or unknown, which Releasor ever had, now has or hereafter can, shall or may have against the Releasee, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of this Release; provided, however, that nothing herein releases any claims Releasor has or may have against Releasee regarding the performance or nonperformance of obligations arising under the Agreement and/or, to the extent not modified by the Agreement, Section 4 of the Employment Agreement (as defined in the Agreement). The Company represents that, to its knowledge, which for purposes hereof means solely the knowledge of its Chairman without inquiry or investigation, Morton is not, as of the date hereof, in violation of his obligations under Section 4 of the Employment Agreement.

     2. Releasor does not release any claims against Releasee that may arise after the effective date of this Release.

     3. This Release may not be amended or modified except by a writing signed by the Company and Morton. This Release shall be governed by and construed in accordance with the laws of the State of Connecticut without regard to principles of conflicts of laws thereunder.

Dated: This ___ day of _______________, 1999.

                                        Memry Corporation

                                        By:__________________________________
                                              Name: James G. Binch
                                              Its: Chairman

                                ACKNOWLEDGEMENT


STATE OF CONNECTICUT)
                    : ss:
COUNTY OF FAIRFIELD )

     On this ____ day of ______________, 1999, before me, the undersigned officer, personally appeared James G. Binch, who acknowledged himself to be Chairman of Memry Corporation, a Delaware corporation, and that he, as such officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of Memry by himself as Chairman.
____________________.

     In witness whereof, I have hereunto set my hand.



                                    ____________________________________
                                    Notary Public/Commission of Superior Court

                                                                       EXHIBIT F

                                    RELEASE

     For and in consideration of the execution of the Separation Agreement between Memry Corporation (the "Company") and William H. Morton, Jr. ("Morton"), dated as of _________ __, 1999 (the "Agreement"), the execution and delivery of the Memry Release (as defined in the Agreement), the payments, mutual agreements and obligations contained therein, and for other good and adequate consideration, the receipt and sufficiency of which is hereby acknowledged:

     1. Morton, on his own behalf and on behalf of his heirs, successors and assigns (collectively referred to as "Releasor"), hereby releases and forever discharges the Company, its predecessors, successors, assigns, corporate affiliates, agents, representatives, officers, employees, consultants and advisors (collectively referred to as "Releasee"), from any and all claims, counterclaims, demands, debts, actions, causes of action, suits or liabilities of any nature whatsoever, whether known or unknown, which Releasor ever had, now has or hereafter can, shall or may have against Releasee, for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of this Release, including, but not limited to, the following:
(i) any claims arising under any federal, state or local employment laws including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act of 1993, the Consolidated Omnibus Budget Reconciliation Act of 1986, the Connecticut Workers'

Compensation Act and the Connecticut Fair Employment Practices Act; and (ii) any claims for breach of contract, express or implied, including any claim for breach of any implied covenant of good faith and fair dealing, relating to Morton's employment by the Company or the termination of Morton's employment with the Company, as provided for in the Agreement; provided, however, that nothing herein releases any claims Releasor has or may have against Releasee regarding the performance or non-performance of obligations arising under the Agreement.

     2. Morton does not release any claims against the Company that may arise after this Release has become effective.

     3. Morton has been advised to consult independent legal counsel before signing this Release, and he hereby represents that he has executed this Release after having the opportunity to consult independent counsel and after considering the terms of this Release for at least twenty-one (21) days. Morton further represents and warrants that he has read this Release carefully, that he has discussed it or has had reasonable opportunity to discuss it with his counsel, and that he fully understands its terms, and that he is signing it voluntarily and of his own free will.

     4. Morton acknowledges that the consideration for this Release is consideration to which he would not otherwise be entitled and is in lieu of any rights or claims that he may have with respect to any severance benefits or other remuneration from the Company.

     5. This Release shall not become effective until the eighth day following the date on which Morton has executed it, provided that Morton has not revoked it. Morton may at any time prior to that effective date revoke this Release by delivering written notice of revocation to Memry Corporation, c/o James G. Binch, Chairman, Memry Corporation, 57 Commerce Drive, Brookfield, CT 06804.

     6. This Release may not be amended or modified except by a writing signed by Morton and the Company. This Release shall be governed by and construed in accordance with the laws of the State of Connecticut without regard to principles of conflicts of laws thereunder.

Dated: This ____ day of _________________, 1999.


WITNESSES:



____________________               ___________________________________
                                          William H. Morton, Jr.

____________________

                                ACKNOWLEDGMENT
                                --------------

STATE OF CONNECTICUT)
                    ) ss:
COUNTY OF FAIRFIELD )

     On this ___ day of _______________, 1999, before me, the undersigned officer, personally appeared William H. Morton, Jr., known to me (or satisfactorily proven) to be the person whose name is subscribed to the within instrument and acknowledged that he has executed the same for the purposes therein contained and acknowledged the same to be his free act and deed.

     In witness whereof, I have hereunto set my hand.



                              ________________________________
                                    Notary Public/Commissioner
                                    Of the Superior Court



                              My Commission Expires: